												Exhibit 12.2
												11/28/2007
ALABAMA POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred and preference dividend requirements for the five years ended December 31, 2006 and the year to date September 30, 2007
												Nine
												Months
												Ended
	Year ended December 31,											September 30,
		2002		2003		2004		2005		2006		2007
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$770,194		$782,220		$819,955		$819,515		$875,256		$854,886
Interest expense, net of amounts capitalized		226,732		215,858		211,373		215,431		254,229		208,291
Distributions on mandatorily redeemable preferred securities		24,599		15,255		0		0		0		0
AFUDC - Debt funds		6,854		6,421		6,856		8,173		7,939		12,474
Earnings as defined		$1,028,379		$1,019,754		$1,038,184		$1,043,119		$1,137,424		$1,075,651
FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$208,148		$183,953		$173,226		$186,542		$231,060		$187,685
Interest on affiliated loans		845		274		16,479		16,563		16,764		12,427
Interest on interim obligations		1,160		388		465		1,063		1,873		1,897
Amort of debt disc, premium and expense, net		12,857		15,671		14,793		14,559		12,987		10,615
Other interest charges		10,577		21,993		13,266		4,877		(514)		8,140
Distributions on mandatorily redeemable preferred securities		24,599		15,255		0		0		0		0
Fixed charges as defined		258,186		237,534		218,229		223,604		262,170		220,764
Tax deductible preferred dividends		1,089		1,089		1,089		1,089		1,089		817
		259,275		238,623		219,318		224,693		263,259		221,581
Non-tax deductible preferred and preference dividends		13,350		17,178		22,508		23,200		23,645		24,050
Ratio of net income before taxes to net income	x	1.619	x	1.593	x	1.624	x	1.540	x	1.613	x	1.604
Preferred and preference dividend requirements before income taxes		21,614		27,365		36,553		35,728		38,139		38,576
Fixed charges plus preferred and preference dividend requirements		$280,889		$265,988		$255,871		$260,421		$301,398		$260,157
RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
AND PREFERENCE DIVIDEND REQUIREMENTS		3.66		3.83		4.06		4.01		3.77		4.13